[ARTICLE] 5
[MULTIPLIER]   1,000
Part II.  Other information,   Item 6a.
Exhibit 11.1

                              CORNERSTONE IMAGING, INC.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                (UNAUDITED)

                              Three Months Ended   Six Months Ended
                                  June 30,            June 30,
                             ------------------- -------------------
                               1998      1997      1998      1997
                             --------- --------- --------- ---------
Net income (loss)...........     $219     ($131)  ($2,391)     $925
                             ========= ========= ========= =========

Shares used in basic EPS
 calculation................    5,953     7,335     6,163     7,422

Dilutive effect of stock
 options....................       83         2        53        35
                             --------- --------- --------- ---------
Shares used in diluted EPS
 calculation................    6,036     7,337     6,216     7,457
                             ========= ========= ========= =========

Basic EPS...................    $0.04    ($0.02)   ($0.39)    $0.12

Diluted EPS.................    $0.04    ($0.02)   ($0.39)    $0.12
                             ========= ========= ========= =========
